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                                                                   EXHIBIT 10.23

                   [FLEET SMALL BUSINESS SERVICES LETTERHEAD]

                                     January 7, 2002

Mr. Jim Tracey
VISION-SCIENCES INC
6 STRATHMORE RD
NATICK, MA 017600000

Re: Line of Credit          Obligor #31036825          Obligation #18

Dear Mr. Tracey:

I am pleased to inform you that your Line of Credit indicated above, in the principal amount of $250,000 has undergone a successful credit review. Your fine credit standing and payment history with Fleet Bank enables us to offer the benefits available to our best customers.

Based on your successful credit review, your Line of Credit will continue in effect, subject to your continued good credit standing, until an event of default occurs, as stated in your Line of Credit document, or we demand payment. You need not submit annual financial statements unless we specifically request them.

As a reminder, as stated in your Line of Credit documents, the terms of your Line of Credit are as follows:

       Amount:                  $250,000
       Interest Rate:           Prime Plus 0%
       Annual Fee:              $100.00
       Collateral:              $250M Galaxy Inst Treasury Money Market Fund
       Term:                    On Demand
       Other Conditions:        N/A
       Guarantor(s):

The payments of interest will continue to be required monthly, with the entire outstanding principal balance due on demand.

We will auto-deduct or bill you directly for the annual fee, effective with your March, 2002 billing. This is just another step in Fleet Bank's continuing efforts to make your banking easier and more convenient. If you have any questions about your Line of Credit, please call me at (508) 770-7036. In addition, please feel free to visit Fleet's web site at smallbiz.fleet.com.

Thank you for banking with Fleet.

Sincerely,

/s/ David Gerbereux

David Gerbereux
Vice President

cc:    Mary DeLesLin